                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ____________

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No....)


                       Paradigm Medical Industries, Inc.
--------------------------------------------------------------------------------
                               (Name of issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of class of securities)

                                   69900Q100
--------------------------------------------------------------------------------
                                (CUSIP number)

                                 June 5, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


            -------------------------------------------------------
     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                              [_] Rule 13d-1 (b)
                              [X] Rule 13d-1 (c)
                              [_] Rule 13d-1 (d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------                        -----------------------
  CUSIP No. 69900Q100             13G           Page 2 of 13 Pages
  -------------------                        -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Polycore Optical Pte Ltd
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

 2.   (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Republic of Singapore
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             694,816
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          694,816
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      694,816
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      CO
------------------------------------------------------------------------------

  -------------------                        -----------------------
  CUSIP No. 69900Q100             13G           Page 3 of 13 Pages
  -------------------                        -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Polycore Holding Corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

 2.   (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Republic of Panama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             694,816
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          694,816
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      694,816
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      HC
------------------------------------------------------------------------------

------------------------                         ------------------------------
  CUSIP No. 69900Q100               13G                Page 4 of 13 Pages
------------------------                         ------------------------------


-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Budi Hartono
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

      (a) [_]
      (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY


-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Indonesia

-------------------------------------------------------------------------------
 NUMBER OF           5.   SOLE VOTING POWER

 SHARES                   0
                   ------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

 OWNED BY                 694,816
                   ------------------------------------------------------------
 EACH                7.   SOLE DISPOSITIVE POWER

 REPORTING                0
                   ------------------------------------------------------------
 PERSON WITH         8.   SHARED DISPOSITIVE POWER

                          694,816
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      694,816
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)           [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.0%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC, IN
-------------------------------------------------------------------------------

------------------------                       ------------------------------
  CUSIP No. 69900Q100               13G              Page 5 of 13 Pages
------------------------                       ------------------------------


-----------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Bambang Hartono
-----------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

      (a) [_]
      (b) [_]
-----------------------------------------------------------------------------
 3.   SEC USE ONLY


-----------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      Republic of Indonesia

-----------------------------------------------------------------------------
 NUMBER OF           5.   SOLE VOTING POWER

 SHARES                   0
                   ----------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER

 OWNED BY                 694,816
                   ----------------------------------------------------------
 EACH                7.   SOLE DISPOSITIVE POWER

 REPORTING                0
                   ----------------------------------------------------------
 PERSON WITH         8.   SHARED DISPOSITIVE POWER

                          694,816
-----------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      694,816
-----------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)         [_]
-----------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.0%
-----------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC, IN
-----------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Paradigm Medical Industries, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2355 South 1070 West, Salt Lake City, Utah 84119

Item 2(a).  Name of Person Filing:

            This statement is filed by Polycore Optical Pte Ltd ("Polycore Optical"), Polycore Holding Corporation ("Polycore Holding"), Budi Hartono and Bambang Hartono (each a "Reporting Person" and collectively, the "Reporting Persons").

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of Polycore Optical is located at 12 Kallang Sector, Singapore 349281.

            The address for the principal business office of Polycore Holding is c/o 400 Orchard Road #22-06, Orchard Tower, Singapore 238875.

            The residential address for Budi Hartono is c/o 400 Orchard Road #22-06, Orchard Tower, Singapore 238875.

            The residential address for Bambang Hartono is c/o 400 Orchard Road #22-06, Orchard Tower, Singapore 238875.

Item 2(c).  Citizenship:

            The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).  Title of Class of Securities:

            The title of the securities is Common Stock.

Item 2(e).  CUSIP Number:

            The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [_] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).;

          (e) [_] An investment adviser in accordance with 240.13d-1
                  (b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with 240.13d-1 (b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with 240.13d-1 (b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) [X] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               Each of the Reporting Persons owns the amount of Common Stock set forth on the applicable cover page.

          (b)  Percent of class:

               Each of the Reporting Persons owns the percentage of the Common Stock set forth on the applicable cover page.

          (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote:

                   Each of the Reporting Persons has the sole power to vote or direct the vote of the Common Stock set forth on the applicable cover page.

               (ii) Shared power to vote or to direct the vote:

                    Each of the Reporting Persons has the shared power to vote or direct the vote of the Common Stock set forth on the applicable cover page.

               (iii)  Sole power to dispose or to direct the disposition of:

                      Each of the Reporting Persons has the sole power to
               dispose or direct the disposition of the Common Stock set forth on the applicable cover page.

               (iv)   Shared power to dispose or to direct the disposition of:

                      Each of the Reporting Persons has the shared power to
               dispose or direct the disposition of the Common Stock set forth on the applicable cover page.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          See Exhibit 1 attached hereto.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 29 August, 2000

                                         POLYCORE OPTICAL PTE LTD

                                         By: /s/ Sammy Sumargo
                                            -------------------------
                                            Name:  Sammy Sumargo
                                            Title: Managing Director